As filed with the Securities and Exchange Commission on April 7, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOME SCHOOL, INC.

Delaware	8200-11	37-1518627

2700 South River Road

Suite 106

Des Plaines, Illinois 60018

847-391-5079

Thomas Morrow

Chief Executive Officer

Home School, Inc.

2700 South River Road

Suite 106

Des Plaines, Illinois 60018

847-391-5079

Copies to:

Paul Edwards, Esq.

McDonald Hopkins LLC

600 Superior Avenue, E.

Suite 2100

Cleveland, Ohio 44114

216-348-5432

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value (1)	131,111,111(2)	$0.05(3)	$6,000,000	$235.80
Total	131,111,111	$0.05(3)	$6,000,000	$235.80

(1)	These shares are being registered pursuant to a Securities Purchase Agreement and in accordance with a Registration Rights Agreement, each dated November 12, 2007, between Home School, Inc. and Tailor-Made Capital Ltd.
(2)	Represents 111,111,111 shares of common stock to be purchased by Tailor-Made under the Securities Purchase Agreement; (ii) 4,000,000 shares of common stock issued to Tailor-Made in connection with the Securities Purchase Agreement; (iii) 16,000,000 shares of common stock to be issued to Tailor-made upon the exercise of a warrant issued to Tailor-Made pursuant to the Securities Purchase Agreement.
(3)	Offering Price Per Share varies during 24-month term of the Securities Purchase Agreement based upon daily volume weighted average price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

HOME SCHOOL, INC.

131,111,111 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the resale of 131,111,111 shares of our common stock, par value of $0.001, by certain individuals and entities who beneficially own shares of our common stock.

We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering. We will however, receive proceeds from the sale of common stock under the Securities Purchase Agreement entered into with Tailor-Made Capital Ltd. (“Tailor-Made”) (the “Selling Security Holder”) on November 12, 2007. We will bear all costs associated with this registration.

The common stock offered under this Prospectus may be sold or distributed from time to time by the Selling Security Holder directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents, at fixed or negotiated prices determined prior to the time of sale. Our common stock and warrants are not traded on an exchange. However, we intend to list our common stock on the Over-the-Counter-Bulletin Board (the “OTC Bulletin Board”).

Tailor-Made and entities associated with Tailor-Made are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of securities under this Prospectus.

We have entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Tailor-Made under which we may issue and sell our common stock to Tailor-Made for a total purchase price of $5,000,000 during the 24-month term of the Securities Purchase Agreement. Under the Securities Purchase Agreement, Tailor-Made will pay us (a) 90% of, or a 10% discount to, the lowest daily volume weighted average price, or VWAP, of our common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to draw upon the Securities Purchase Agreement. We will be entitled to commence drawing upon the Securities Purchase Agreement when the common stock under the Securities Purchase Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained. We will be entitled to draw upon the Securities Purchase Agreement for a period of two years thereafter. The amount of each cash advance is subject to a minimum advance amount of $20,000 and a maximum advance amount of $200,000. There is no price below which the shares will not be sold as the common stock associated with the Securities Purchase Agreement has a market-price dependent feature without any set price floor. Consequently, the lower our price, the greater the number of shares we will be required to issue to Tailor-Made to the extent we draw upon the Securities Purchase Agreement. To date, we have not drawn upon the Securities Purchase Agreement.

In addition, Tailor-Made, as a component part of the Securities Purchase Agreement, received a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. We have also issued Tailor-Made 4,000,000 shares of our common stock as a component of the Securities Purchase Agreement.

Brokers, dealers, underwriters, or agents participating in the distribution of the common stock as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Security Holder and/or purchasers of the common stock for whom the broker-dealers may act as agents. The compensation paid to a particular broker-dealer may be less than or in excess of customary concessions. Neither we nor the Selling Security Holder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Security Holder and any broker, dealer, underwriter or agent relating to the sale or distribution of the common stock. At the time a particular offer of shares of common stock is made, a prospectus supplement will be distributed that will set forth the names of any agents, underwriters, or dealers, any compensation from the Selling Security Holder and any other required information. Brokers or dealers effecting transactions in these securities should confirm that the shares are registered under the applicable state securities laws or that an exemption from such registration is available.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is April     , 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

THE COMPANY

Background

Home School, Inc. (“Home School” and the “Company”) is a Delaware corporation with its principal business office located in Des Plaines, Illinois. The address of our principal office is 2700 South River Road Suite 106 and our telephone number at that address is 847-391-5079. Our Internet website is located at WWW.HOME-SCHOOL-INC.COM. The information contained on our website is not incorporated by reference in this Prospectus and should not be considered a part of this Prospectus.

Home School is an Internet-based, fully-interactive home schooling community website, providing products, services, support and guidance to over 40,000 families that are educating their children within the home. More and more families are electing to educate their children within the home for a number of reasons. These families require curriculum, books, school supplies, learning supplements and study aids, support and guidance on the most effective and efficient ways to educate themselves and their children within their home. Our focus is to become the preferred resource to families seeking to educate their children within the home. Our goal is to provide home schooling families with all of the high caliber products and services necessary to enable them to effectively home educate their children.

In order to achieve our business goals we are attempting to develop relationships with companies that we believe to be the leaders in this industry, but that rely on Home School to provide them entry into the growing number of homes that constitute the home school community. We currently offer privately branded products and services that enable home educating parents to administer and record their children’s education for organizational purposes and to respond to regulatory requirements in full compliance with each state’s or country’s laws. We also offer an e-commerce website that allows our customers to obtain products and services which include books and study aids from a variety of publishers, our privately branded curriculum, and other services online. In cooperation with companies that participate in our marketplace, we are developing a line of privately co-branded books, study aids and online instruction that will extend our reach into the home school market.

The U.S. home schooling market is currently at $1.5 billion for products and $3.5 billion for enrichment services. In the U.S. 2.5 million children are home schooled and twice that number are home schooled on a worldwide basis. The number of children that are home schooled has grown on average by 7 to 15% per year. The amount of money spent for home school products and enrichment services has grown on average by 5 to 10% per year in terms of additional dollars per child. In the longer term, a vast number of users will participate in hybridized arrangements (part home school, part public or private school, part professionally provided education). We believe these groups will also have a need for the products and services Home School sells. We intend to expand eventually into the wider K-12 education marketplace which currently represents approximately $500 billion in total annual expenditures in the U.S. alone.

There are a great many competitors in the home schooling market. However, we believe that few offer an effective one-stop-shop configuration and the support and guidance that we deliver. None are full-service community websites, but are instead e-commerce websites or narrowly focused not-for-profit websites. Few operate as corporations. Most are mom-and-pop proprietors in a very fragmented market. Part of our plan is to begin to consolidate this industry in a meaningful way that will allow us to extend privately branded products and services to a wider audience and establish Home School as an industry leader.

RECENT DEVELOPMENTS

Under the Securities Purchase Agreement, Tailor-Made will pay us (a) 90% of, or a 10% discount to, the lowest daily volume weighted average price, or VWAP, of our common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to draw upon the Securities Purchase Agreement. We will be entitled to commence drawing down on the Securities Purchase Agreement when the sale of common stock under the Securities Purchase Agreement is registered with the SEC and authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained. We may draw upon a total of $5,000,000 under the Securities Purchase Agreement for a period of two years thereafter to the extent that we require operating capital. The amount of each cash advance is subject to a minimum advance amount of $20,000 and a maximum advance amount of $200,000. There is no price below which the shares will not be sold as the common stock associated with the Securities Purchase Agreement has a market-price dependent feature without any set price floor. Consequently, the lower our price, the greater the number of shares we will have to issue to Tailor-Made. To date, we have not drawn upon the Securities Purchase Agreement.

We are registering 111,111,111 shares of common stock which may be purchased by Tailor-Made under the Securities Purchase Agreement. In addition, we are registering 4,000,000 shares of our common stock which Tailor-Made received as a component of the Securities Purchase Agreement and we are registering an additional 16,000,000 shares of our common stock underlying warrants that Tailor-Made received in connection with the Securities Purchase Agreement a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. Tailor-Made has agreed under the Securities Purchase Agreement that it will not hold at any time more than 9.99% of the our common stock at any time during the term of the Securities Purchase Agreement.

THE OFFERING

Securities Covered Hereby	131,111,111 shares, which includes; (i) 111,111,111 shares of common stock which may be purchased by Tailor-Made under the Securities Purchase Agreement; (ii) 4,000,000 shares of common stock issued to Tailor-Made in connection with the Securities Purchase Agreement; and (iii) 16,000,000 shares of common stock which may be issued to Tailor-made upon the exercise of a warrants issued to Tailor-made pursuant to the Securities Purchase Agreement.

Common Stock Outstanding Prior to the Offering	281,532,600 shares of common stock

Common Stock to be Outstanding After the Offering	412,643,711 shares, assuming we issue all of the shares we are registering to obtain the $5,000,000 available under the Securities Purchase Agreement and assuming that Tailor-Made exercises the warrants issued to them for $1,000,000 under the Securities Purchase Agreement.

Use of Proceeds	We will receive no proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling Security Holder. However, we will receive $5,000,000 under the Securities Purchase Agreement if all of the shares being registered under this Registration Statement are acquired by Tailor-Made and an additional $1,000,000 if Tailor-Made exercises the warrants issued to them in connection with the Securities Purchase Agreement. We will use these proceeds for general corporate purposes.

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

	Year Ended December 31
Summary of Operations	2007	2006
Total revenues	$17,368	$0
Net income (loss)	(1,289,067)	(838,968)
Net profit (loss) per common share (basic and diluted)	$(0.005)	(0.004)

Weighted average common shares outstanding, basic and diluted	245,827,080	202,744,620

Statement of Financial Position	2007	2006
Cash and cash equivalents	$1,526	126,261
Total assets	24,058	140,168
Working capital	(105,524)	(5,063)
Long-term debt	0	0
Stockholders’ equity	(96,418)	4,709

RISK FACTORS

The shares of our common stock being offered for resale by the Selling Security Holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only risks facing us.

Risks Related to Our Business

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of our Chairman and Chief Executive Officer, Thomas Morrow. While we have key man life insurance on the life of Mr. Morrow, the loss of the services of Mr. Morrow could have a material adverse effect on our business, operations, revenues or prospects.

As a development stage company, our business and prospects are difficult to evaluate because we have minimal operating history and our business model is evolving, an investment in us is considered a high risk investment whereby you could lose your entire investment.

We incorporated in October of 2005, commencing operations in January of 2007 and, therefore, we are considered a “development stage” company. We will incur significant expenses in implementing our business plan. The Company is currently operating at a loss, and there is no assurance that the business development plans and strategies of the Company will ever be successful, or that the Company will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

The Company is currently operating at a loss, which raises substantial doubt about our ability to continue as a going concern.

As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,652,627 from inception and has an accumulated deficit during the development stage of $2,228,035. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. You could lose your entire investment if the Company is unable to raise additional capital, implement its business plan, and operate profitably.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales and marketing operations. This expansion will place a significant strain on our management and our operating budget, as well as our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means. There is no assurance that we will be able to obtain debt financing at reasonable interest rates, if at all, or that we will be able to raise capital by selling additional equity.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may never issue dividends to our shareholders.

We did not declare any dividends for the years ended December 31, 2006 and December 31, 2007. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We may have difficulty defending our intellectual property rights from infringement resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

If we are presented with appropriate opportunities, we may acquire complementary technologies or companies. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new technologies and personnel, unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business.

We regard our service marks, trademarks, and trade secrets as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of patents or trademarks. No assurance can be given that our patents, trademarks and service marks will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost. Our failure to protect our proprietary information or to obtain licensing from third-parties could cause our business and operating results to suffer.

We will rely on certain relationships to co-market and supply our products and services; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new products and services could be negatively impacted.

Currently, we have developed close relationships with four leading publishing companies that publish educational books and materials and with companies providing home school curriculum. Through these joint relationships we are able to offer our customers our own privately branded books and study aids as well as new products created and distributed exclusively for the home schooling market. There can be no assurance that these publishers and home school providers will be able or willing to continue such co-marking and supply relationship with us in the future. There is no assurance that we could replace any of our publishers or home school providers, and until such publishers and home school providers could be replaced, our ability to provide products and services to our subscribers would be negatively impacted during this timeframe, and this could have an adverse effect on our business, financial condition and results of operations.

We will rely on distribution channels with online retailers, distributors, and other services providers to make our products and services more readily available and accessible to potential customers; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new products and services could be negatively impacted.

We have already established relationships with some online retailers and distributors of home school products and services. We intend to establish new relationships with other distributors, value added resellers and other services providers to make our products more readily available and accessible to potential customers. There can be no assurance that additional distributors will be added to our distribution channels or that distributors with whom we currently have a relationship will be able or willing to distribute our products and services in the future. There is no assurance that we could replace any of our distributors, and until such distributors could be replaced, our ability to increase our customer base and to provide products and services to any existing customers would be negatively impacted during this timeframe, and this could have an adverse effect on our business, financial condition and results of operations.

We may not be able to develop certain relationships in the international home school marketplace and as a result our ability to expand into such markets could be negatively impacted.

Our plans to expand into the international home school marketplace depends on our ability to develop relationships with non-profits and government organizations as well as private international organizations to deliver home schooling products and services throughout the English-speaking international markets. There is no assurance that we will be able to establish and maintain these relationships, and as a result, our ability to grow and expand our business could be negatively impacted.

We may not be able to effectively compete against our competitors in the home school industry.

Many of our current and potential competitors currently have greater name recognition, longer operating histories, larger existing subscriber bases and significantly greater financial resources than we have. They may be able to devote greater resources to product development and marketing and sales than we can. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements than we can. We cannot be assured that our current and future competitors will not offer or develop products or services that are superior to ours or achieve greater market acceptance than ours or that we will be able to compete effectively against them.

We may have difficulty designing and developing new products that are superior to our competitors’ products and/or that are widely accepted by the home school market.

The online products and services market is characterized by rapid changes and advances in design “touch and feel” of a company’s online presence and functionality. Accordingly, we make substantial investments in the design and development of new products and services and in the development of enhancements and features to existing products and services. The development of new products and the enhancement of existing products are essential to our success. There is no assurance that any products and services that we design and develop will be superior to our competitors’ products or be widely accepted by the home school market. If we are unable to design and develop products and services that are superior to our competitors’ products and/or are widely accepted by the home school market, then our ability to compete with our competitors will be negatively impacted and this would have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Industry

We will rely on strategic relationships to promote our services; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with technology companies and content providers. We will rely on these relationships for licensed technology and content. Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partners will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

If the home schooling market fails to continue to grow among families that are our consumers, our ability to grow our business will be limited.

The market for home schooling is continuing to rapidly evolve. We currently generate most of our revenue from the sale of our products and services to parents seeking to educate their children and/or themselves in the home. Revenue generated from sales to these customers will continue to account for most of our revenue for the foreseeable future. We believe that a significant segment of our initial customers will be early adopters of our products and services. However, we can make no assurances that this customer base will continue to expand. If the home schooling market does not continue to expand our ability to generate revenue could be limited.

Regulation of home schooling services is likely to increase in the future and is currently uncertain in scope and application. Future legislative, regulatory or judicial action could adversely affect our business and expose us to liability.

Our business has developed in an environment largely free from federal government regulation. However, the United States and other countries have begun to assert regulatory authority over home schooling and are continuing to evaluate how home schooling will be regulated in the future. Both the application of existing rules to us and our competitors and the effects of future regulatory developments are uncertain.

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services and products is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely effect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services.

In addition, other current or future legislative, judicial or other regulatory actions could have a negative effect on our business. For example, if we become subject to the rules and regulations applicable to telecommunications providers in individual states and foreign countries, we may incur significant litigation and compliance costs, and we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

Risks Related to this Offering

In order to raise sufficient funds to continue operations, we may have to issue additional securities which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock then outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our common stock could be subject to extreme volatility.

Our common stock is not currently traded on an exchange. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, once our shares are registered on the OTC Bulletin Board, sales or purchases of relatively small blocks of common stock could have a significant impact on the price at which our common stock is traded. The trading price of our common stock may be affected by a number of factors, including events described in the Risk Factors set forth in this Prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the home schooling industry, and other events or factors. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

The influx of additional shares of our common stock into the market may create downward pressure on the trading price of our common stock.

The initial sale or secondary resale of significant amounts of our common stock in the public markets could have an adverse effect on the market price of our common stock. As a result, you may lose all or a portion of your investment and we may experience difficulty in selling our equity securities in the future at prices that we deem to be appropriate. This prospectus covers the resale of up to 131,111,111 shares of our common stock. Due to the significant number of shares being registered, as compared to our presently outstanding shares, the entry of such shares into the public market, or the mere expectation of the entry of such shares into the public market, could adversely affect the market price of our common stock and could impair our ability to obtain capital through securities offerings.

The significant downward pressure on the market price of our common stock that would result from the sale of a significant amount of such shares of common stock could also encourage “short sales.” These “short sales” occur when an investor commits to sell a security that he or she does not own at the time such commitment is made, but that the investor hopes to buy in earnest at a lower price in the future before he or she must deliver the security to the party on the original sale. Investors typically engage in short selling when they believe that the price of the underlying security will decline before the time of settlement. In the event of a significant increase in short selling of our common stock, investors may interpret such increase as a sign that the market price of our common stock will decline, causing further downward pressure on the market price.

Substantial voting power is concentrated in the hands of certain officers of our Company.

Currently, our Chief Executive Officer owns approximately 52% of the Company’s stock and therefore may exercise significant control over decisions of our Board of Directors and the direction of the Company in general.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of the shares of common stock by the selling shareholders covered hereby. We will, however, received proceeds of up to $5,000,000 from the sale of our common stock under the Securities Purchase Agreement and approximately $1,000,000 if the warrants held by Tailor-Made are exercised for cash. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We are obligated to bear the expense of the registration of the shares. We anticipate that these expenses will be approximately $40,000.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

The securities may be sold in one or more transactions at prevailing market prices at the time of the sale on the OTC Bulletin Board or at privately negotiated prices determined at the time of sale. In addition, pursuant to the Securities Purchase Agreement, Tailor-Made received a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. We have also issued Tailor-Made 4,000,000 shares of our common stock in connection with the Securities Purchase Agreement.

DILUTION

The net tangible book value of Home School as of January 1, 2008 was ($96,418) or ($0.0003) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Home School (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Our net tangible book value and our net tangible book value per share will be impacted by the common stock to be issued under the Securities Purchase Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Securities Purchase Agreement. The following example shows the dilution to new investors at an offering price of $0.05 per share, which is in the range of the recent share price realized in private transactions.

If we assume that Home School had issued 111,111,111 shares of common stock under the Securities Purchase Agreement at an assumed offering price of $0.05 per share (i.e. the approximate number of shares registered in this offering under the Securities Purchase Agreement), our net tangible book value as of January 1, 2008 would have been $4,903,582 or $0.0119 per share. Note that, at an offering price of $0.05 per share, Home School would receive gross proceeds of $5,000,000 available under the Securities Purchase Agreement. At an assumed offering price of $0.05, such offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0746 per share and an immediate dilution to new stockholders of $0.0381 per share.

Approximate Number of Holders of Our Common Stock

On April 4, 2008, there were approximately 45 holders of record of the common stock.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling stockholders. The selling stockholders are the persons who have assisted in or provided financing to Home School. A description of each selling shareholder’s relationship to Home School and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Security Holder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with Home School
Tailor-Made(2)	4,000,000	1.43%	131,111,111	Variable	(3)

Total	4,000,000	1.43%	131,111,111

(1)	Applicable percentage of ownership is based on 281,532,600 shares of common stock outstanding as of April 4, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of April 4, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 4, 2008, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – the percentage computation is for form purposes only.
(2)	Includes 4,000,000 shares of common stock issued to Tailor-Made pursuant to the Securities Purchase Agreement.
(3)	Percentage of shares beneficially owned by Tailor-Made will vary according to amount of money, if any, that Home School draws upon under the Securities Purchase Agreement.

PLAN OF DISTRIBUTION

We are registering the shares of common stock (i) issued and issuable to Tailor-Made under the Securities Purchase Agreement and (ii) the shares of common stock issuable to Tailor-Made upon exercise of the warrants issued to Tailor-Made in connection with the Securities Purchase Agreement to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we will receive $5,000,000 under the Securities Purchase Agreement if all of the shares being registered under this registration statement are issued to Tailor-Made and an additional $1,000,000 if Tailor-Made exercises the warrants issued in connection with the Securities Purchase Agreement. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Security Holder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Security Holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales; sales pursuant to Rule 144; broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

If the Selling Security Holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Security Holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Security Holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Security Holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Security Holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Security Holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Security Holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees, provided however, that the Selling Security Holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Security Holder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement. We may be indemnified by the Selling Security Holder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Security Holder specifically for use in this Prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share. As of April 4, 2008 there were 281,532,600 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the board of directors out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Warrants

Pursuant to the Securities Purchase Agreement, we will issue warrants to Tailor-Made. The warrants expire on November 12, 2011. The warrants will entitle Tailor-Made to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal year ended December 31, 2006 and December 31, 2007 have been audited by Webb & Company, P.A. The reports of Webb & Company, P.A. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the law offices of McDonald Hopkins LLC and has been filed with the Registration Statement.

BUSINESS

Business of the Issuer

Home School is an Internet based provider of products and services designed to assist families to educate their children in their own home. Home School was incorporated in the State of Delaware on October 17, 2005. The company is based in Des Plaines, Illinois and its principal activities are developing privately branded products and services that enable home educating parents to administer and record their children’s education for organizational purposes and to respond to regulatory requirements in full compliance with state or national laws. We also offer an e-commerce website that allows our customers to obtain products and services which include books and study aids from a variety of publishers, our privately branded curriculum, and other services online. In cooperation with other companies and providers we are developing a line of privately branded books, study aids and online instruction that will extend our reach into the home school market.

Industry Background

The home education industry is a profoundly fragmented one. It includes hundreds of publishers with sales that range from the low billions of U.S. dollars to only hundreds of thousands, thousands of non-profit websites and organizations, hundreds of for-profit curriculum retailers, both online and brick and mortar and a large number of other service providers, most of whom are ‘mom-and-pop’ operations operating locally or over the internet. Our website is, however, currently the only place where publisher, home educator and service provider come together in a common marketplace and where applicable laws and regulations are made available to website visitors.

Customers

The customers for our business exist in three subcategories: home educators (families), co-marketing participants and other home education companies and service providers. Home educators come to us to use our online lesson planner that also enables them to respond to regulatory reporting requirements. They also come to our website seeking advice and guidance from other home educating families. While we have their attention, we sell them the curriculum, instructional aids and services they need to succeed. Our co-marketing participants are highly successful publishers who need a more effective way to reach home educators. Together, we are developing exclusive, co-branded curricula sets and instructional guides, the purposes of which are to ease the burden of the home educating parent and improve their instructional outcomes. Likewise, other home educating product and service providers come to us for the opportunity to advertise to our large body of users. To them, we provide a marketplace which is a central location that home educating families may visit to review the product and service offerings available to them beyond those offered by us and our co-marketing participants.

Our Strategy

Home School differentiates itself from other home schooling service and product companies by enabling customers using our products and services to satisfy their product, service and support needs in one place. Our objective is to provide high quality, reliable, scalable, and profitable worldwide home schooling products and services. We intend to achieve this objective by delivering innovative technologies and services and balancing the needs of our customers with the needs of our business. Our goal is to bring the best possible products and services, at an affordable price, to our customers and enhance the ways in which these customers communicate with each other, and within the world.

Specific strategies to accomplish this objective include:

Focus on our retail business. We have begun to focus our sales and marketing efforts on growing the online sales from our customers by engaging in profitable joint activities with leading publishers in the educational market. The Company should be able to generate a significant continuing revenue stream from online website customers using the published materials we receive from leading publishers. In addition, these customers are more likely to subscribe to our additional services and are less likely to seek out products and services elsewhere.

Enhance our online community. The recent success of our Company has been due in part to our ability to develop a community among our customers to enable them to feel that they are part of an organization whose goal is to educate their children. Our passion for assisting these families comes from our core belief that parents should be provided all of the tools and advice necessary to take on the responsibility of the education of their children in the most efficient way possible. We provide instructional advice, emotional support, and supplementary content for home educators through forums, user blogs and articles written by staff and experts. We also own what we believe to be the largest library of user-generated home education curriculum reviews in the world through our www.homeschoolreviews.com website and one of the largest posting forums in education with over 200,000 individual posts. We believe that by continuing to expand this community we will grow a large following of customers that will remain customers and enhance our credibility in this industry.

Expand our business internationally. Because our products and services may be accessed online, we believe that the business lends itself to easy expansion into international markets; especially those markets where formal education is sometime inaccessible or the quality of that education is lacking. In the coming years we plan to develop relationships with non-profits and government organizations as well as private international organizations to deliver home schooling products and services throughout the English-speaking international markets. Approximately 15% of our business activity already involves foreign customers.

Generate more strategic partnerships and joint ventures. Currently, we have developed close relationships with four leading publishing companies that publish educational books and materials and with companies providing home school curriculum. Through these joint relationships we are able to offer our customers our own privately branded books and study aids as well as new products created and distributed exclusively for the home schooling market. In the future, we plan to enhance our current relationships and to seek to enter into additional relationships with other leading companies in and outside of the home schooling market.

Develop additional distribution channels. We have established relationships with online retailers and other distributors of home school products and services. To further accelerate growth of our products and services, we intend to build upon our existing relationships and establish new relationships with distributors, value added resellers and other service providers and to make our products more readily available and accessible to potential customers of our services.

Current Developing Relationships

We are currently in the process of negotiating a series of four major co-marketing agreements and two other distribution agreements. The basic products and services that will be included in these proposed agreements are summarized in the next five paragraphs. The terms of these proposed agreements are not final and are subject to change until final agreement is reached. We already have distribution agreements in place with Alpha Omega Publications, Bob Jones University Press and Ingram Book Co. to supply supplemental lines of product.

The first of the proposed agreements is with K12, a major publisher of on-line curricula. We are negotiating an agreement which would allow us to distribute their online products to our users in exchange for an upfront payment and a percentage of gross sales. We are also negotiating to allow KI2 to market our line of enrichment products, including “Art Academy Live” and “Virtual Field Trip” to their 70,000 users. In exchange, we would market their developing foreign language products and online tutoring services. The agreement is also intended to reduce the need to duplicate products and services that overlap each of our current offerings. This agreement is part of EasyTeach (see below).

The second proposed agreement is with Sonlight, a product brand owned by Inquisicorp, Inc. Sonlight is one of the most popular, faith-based curriculum sets available on the market. It features a very extensive set of lesson plans and user helps called the “Instructional Guide (IG)”. We are negotiating to fund the creation of electronic versions of these written documents and to further enhance the IG with multi-media content to increase their impact with children and their value to parents. This proposed agreement is intended to be exclusive to us; no other party will be allowed to develop online versions of the IG although Inquisicorp will retain the right to license development of CD or DVD based products. We would also sell Sonlight’s curriculum products and they would endorse use of our website and management tools to their 180,000 member user base. This proposed agreement is also a part of EasyTeach (see below).

The third proposed agreement is with Houghton/Harcourt (HH), the second largest publisher in the U.S. and the largest publisher of secular home education curriculum products. We are negotiating to assemble cohesive packages of product from the various divisions of HH and market these to our users. We are also negotiating to develop our own print and online IGs for this line and would retain full copyright to these derivative products. This is part of SelfTeach (see below).

We have already finalized an agreement with Christian Liberty Press (CLP), a leading publisher of faith-based curriculum. We have agreed to assemble cohesive packages of products from CLP and market these to our users. We will also develop our own print and online IGs for this line and retain full copyright to derivative products. This is part of SelfTeach (see below).

We are also attempting to negotiate non-exclusive distribution agreements with Pearson (special needs curricula) and Spectrum (the former McGraw/Hill home education imprint). These will enable us to deliver a broad spectrum of products, both faith-based and secular, and deliver these at various price points.

The relationships and business activities set forth above are exemplars of the type of relationships and activities we are seeking to develop in the United States and worldwide. As noted, not all have currently been finalized and no current reliance can be placed on those which have not been finalized in making any investment decision with respect to the Company.

Products

The following is a discussion of the products and services we currently offer and new products we are developing.

The Home School Academy (EasyTeach): EasyTeach is intended to serve the needs of parents who would like to home educate but feel less certain of their own ability to do so without significant assistance. EasyTeach, in all its formats, comes with fully specified lesson plans and instructional guides, in order to free a new or uncertain parent from the need to create these for their children.

Through our proposed relationship with K12 (secular users) and Sonlight (faith-based users), we hope to provide a best-practices, simplified curriculum selection and assessment process in which the lesson plans and assignments are directly and automatically ported into PER. We believe this offers a simpler entry point than the complete freedom of SelfTeach (see below) for parents who want the benefits of home education without the effort of choosing among the hundreds of potential curricula and assessment products and the burden of lesson planning. In limited format, we plan that this product will be available for school year Fall 2008 and then in full format for school year Fall 2009.

The Home School Academy (SelfTeach): Through our proposed relationship with Houghton/Harcourt (secular users) and Christian Liberty Press (faith-based users), we hope to provide packages of material, age-level appropriate, that more experienced or more confident parents can use with much more flexibility than EasyTeach. Using the instructional guidelines provided by Houghton/Harcourt and Christian Liberty Press, the parent would have the freedom to decide the details of scheduling and instructional method and emphasis.

The Home School Academy (HelpTeach): HelpTeach is intended to deliver all of the support and enrichment services a home educating parent will need. These services include online tutoring, art courses, music courses, independent academic and career assessments, educational travel, and our own Virtual Fieldtrip. HelpTeach is intended to be marketed through our proposed relationship with K12 and Houghton/Harcourt. Other providers may be added as our capacity increases.

Plan—Educate—Record (PER 1.0): PER (1.0) is a sophisticated instructional management tool that enables parents to develop or import lesson plans, record assignments and grades and create simple reports. For most parents, PER 1.0 would provide an suitable regulatory reporting tool.

Marketing

Online Advertisement: We have an on-going Google adwords campaign that yields users at the rate of 500 to 2,000 new users per week, depending on the time of year. These new users arrive at our website at a cost of from $3 to $5 per user, which is also seasonal. Adwords is an extremely flexible marketing and promotional tool that is available at all times and in most countries of the world.

Online Search Engine Optimization (SE): Our acquisition of WWW.HOMESCHOOLREVIEWS.COM provided us with a website with a high Google page rank and top positioning of several important keywords. This means that someone searching on Google looking for specific terms such as “home school curriculum” will find listings from our Company quite high on the list on the first page of results. The accumulation of relevant content and the links to outside organizations simultaneously raise the position of the main website as well and we expect this organic search to eventually completely replace the adwords campaigning.

Site Sponsorship: We are preparing to sponsor heavily traveled home education websites as a means of achieving two important goals. The first goal is to get our own links and name up in front of an even larger audience. The second goal is to compete with potential competitors from these same entry points. The sponsorship involves our payment of a fee in exchange for installation of our navigation on the sponsored website on an exclusive basis The first sucharrangment is presently being negotiated with www.thehomeschoolmom.com, a website whose traffic is as large as our combined Home School, Inc. / Homeschool Reviews websites.

Breaktime: Breaktime is our twice weekly newsletter that goes to all of our users. This newsletter enables us to promote specific titles, products and services in a fun, interactive format for users.

Homeschool Shows: As part of our overall marketing efforts this year we will attend 15 industry related shows with more than 75,000 attending families. These shows are high value opportunities to address the community face to face by giving seminars (we are scheduled presenters at all 15) and meeting potential users and customers at our expanded booth space.

Homeschool Groups: We are in the process of providing links and directories to connect home educators to state and local groups. By serving as their communication backbone, we believe we will be in a position to acquire a great many users. We also offer tailored curricula packages and private forums to encourage these users to be loyal members.

Competition

We face competition from three different types of companies: (1) those companies that provide home schooling products and services similar to our own; (2) those companies that provide curriculum only; and (3) those companies that are known as online academies. There are several large competitors in each of these market segments which have significantly more capital and financial resources than we do, as well as an established track record.

Important examples of competitors in each of these segments include the following companies:

Home School Service and Product Companies

Homeschool.com is a provider of an online community site that appeals to new or prospective home educators. It earns commissions on click-throughs to other merchants and through the sale of how-to guides for beginners.

The Home School Legal Defense Association is a non-profit provider of legal insurance to home educators. It earns premiums for legal insurance, receives contributions, and earns small commissions from endorsed merchants. It has a long and powerful reputation as a strong advocate of home education.

The Old Schoolhouse Magazine is a provider of advice and encouragement content delivered both in hardcopy form and online. It earns money through subscriptions and the sale of goods in its store. It is the most successful magazine in home education and has an excellent reputation. It is explicitly faith-based.

Curriculum Companies

Rainbow Resources is a catalog and online retailer of a full line of curriculum products and instructional aids. It has an excellent reputation and is expanding its capacity. It focuses on its catalog and show-related business. Its sales are in the range of $35 million.

Christian Book Distributors is a catalog and online retailer of a line of faith-based curriculum products and instructional aids. It has an excellent reputation and has been in existence for decades. It focuses on its Christian literature business. Its sales are in the range of $100 million, most of which is literature not related to home education.

Homeschool Supercenter is an online retailer with a small brick-and-mortar presence. It has a good reputation for cost-conscious consumers. Its sales are in the range of $1.5 million and its business model is representative of many retailers who serve the Home School market.

Online Academies

Calvert is a K-12 online and in-person academy. It has an excellent reputation among faith-based and secular users. Its primary target market is parents who are home educating involuntarily (due to child’s illness or objections to or from the local schools) and those who have no ability (due to time or their own educational background) to teach themselves.

Connections Academy has licensed Calvert’s curriculum for sale to the virtual academy segment of public schooling. They draw some users who would otherwise be drawn to home education. They are in direct competition with K12.

Advanced Academics is an online academy owned by DeVry University, Inc. It currently serves only the high school age groups and focuses on the virtual academy segment of public schooling.

Distinguishing Home School Inc.

We believe we distinguish ourselves from each of the above-listed companies by providing a full service solution for home schooling families. We provide all of the products and services of each of our competitors on our online sales portal. We are forming and hope to continue to form relationships with prominent publishers and service providers to provide our own private brand of products and services. We believe we further distinguish ourselves from other curriculum companies by providing “PER” Plan—Educate—Record. Home School provides this innovative internet-based software service which enables a parent educator to: (1) plan a child’s curriculum; (2) schedule in advance classroom activity and subject matter; (3) monitor the child’s progress; (4) maintain an archival record of subjects covered, progress made and standards attained; and (5) create a transcript for submission to both to state regulatory authorities and institutions of higher learning.

There are other stand-alone management tool providers in the marketplace who compete with our PER element, but all of the tools are PC based. None enable the child to participate in the process. There are many other small curriculum vendors, but most offer only limited selections of materials. The primary competition for the PER tool is a “one of a kind” planner or report that each parent creates for his or her own child. Highly individualized, these may not be suitable to satisfy state regulatory agencies and colleges or universities.

Among the online academy companies, competition is concentrated among a few larger well-known competitors listed above that offer instructional courses online for elementary through high school education. These companies create competition for us by providing online instruction and removing the need for curriculum. However, such companies do not allow the engagement of the parent in any meaningful way in the process or provide for direct faith-basis instruction. The quality of the instructional experience for the child is often diminished due to the poor graphical and display facilities of some virtual academies compared to print or multi-media product. The online academies tend to be more expensive than comparable parent-led instruction. Many academies lack the ability to adjust to a child’s learning style or a parent’s instructional preferences. Home School addresses all of these deficiencies and is poised to compete favorably in the Home School marketplace.

We believe we compete favorably with all competitors in our target market. We will seek to further differentiate ourselves in the market 1) by offering generally lower prices and better services; 2) by offering convenient access to products and services; and 3) by offering high quality and multifunctional online programs to compete with service providers in our market. Many of our current and potential competitors currently have greater name recognition, longer operating histories, larger existing subscriber bases and significantly greater financial resources than we have. They may be able to devote greater resources to product development and marketing and sales than we can. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements than we can. We cannot be assured that our current and future competitors will not offer or develop products or services that are superior to ours or achieve greater market acceptance than ours or that we will be able to compete effectively against them.

Suppliers

Our principal suppliers include K12, Sonlight, Houghton/Harcourt and Christian Liberty Press, which provide curriculum and instructional aids, Art Academy Live, which provides art instructional videos and content and Ingram, Bob Jones University Press, Pearson and Spectrum, our distribution vendors. While we believe that our relationships with our suppliers are good, there can be no assurance that our suppliers will be able or willing to supply products and services to us in the future. While we believe that we could replace our suppliers if necessary, our ability to provide service to our subscribers would be impacted if we were unable or delayed in doing so. Loss of one or more suppliers or delay in being able to supply product could have a significant adverse impact on our business, financial condition and results of operations.

Research and Development

The online products and services market is characterized by rapid changes and advances in design “touch and feel” of a company’s online presence and functionality. Accordingly, we make substantial investments in the design and development of new products and services and in the development of enhancements and features to existing products and services. Our current and future research and development efforts relate to our service offerings and the development of new curriculum and online instructional tools for users of our services. Future development will also focus on online instruction, both personal instruction and program-related instruction. The development of new products and the enhancement of existing products are essential to our success. We estimate our research and development cost in 2008 will be approximately $2,000,000.

Regulatory

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services.

Intellectual Property and Proprietary Rights

We currently rely primarily on a combination of trade secrets, copyrights, trademarks and licenses to protect our intellectually property. We have a large number of trademarks related to our product and service offerings, including EasyTeach, SelfTeach and HelpTeach; our Goldstar (in various colors and presentations); PER; Homeschool planner (a sub-URL used for marketing); and a number of less important marks. We cannot predict whether our pending patent applications will result in issued patents. To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our patents/trademarks. Our failure to protect our proprietary information could cause our business and operating results to suffer. We license intellectual property from third parties and incorporate such intellectual property into our services. These relationships are generally non-exclusive and have a limited duration. Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to prevent infringement or misappropriation of our intellectual property or the intellectual property of third parties will be successful.

Employees

As of April 4, 2008, we had 8 full-time employees and 3 part time employees. Of the 8 full-time employees 3 are in research and development, 1 is in operations and customer care, 3 are in sales and marketing and 1 is in general and administrative functions. All 3 of our part-time employees are in operations. All of our employees are “at will” which means that our employees are neither covered by employment agreements nor by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

The Company’s principal headquarters are located in Des Plaines, Illinois. The address is 2700 South River Road, Suite 106, Des Plaines Illinois 60018. We occupy approximately 3,000 square feet of office space, under a lease with, which expires July 17, 2008, but is renewable at the Company’s option. Our lease payments are approximately $30,000 annually. The Company is contemplating a possible move into new office space before July 1, 2008. The new building is located in Lombard, Illinois. The current offices and the new offices are sufficient for our operations.

Litigation

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Overview

Home School is an Internet-based, fully-interactive home schooling community website, providing products, services, support and guidance to over 40,000 families that are educating their children within the home. More and more families are electing to educate their children within the home for a number of reasons. These families require curriculum, books, school supplies, learning supplements and study aids, support and guidance on the most effective and efficient ways to educate themselves and their children within their home. Our focus is to become the preferred resource to families seeking to educate their children within the home. Our goal is to provide home schooling families with all of the high caliber products and services necessary to enable them to effectively home educate their children.

Going Concern

As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,652,627 from inception and has an accumulated deficit during the development stage of $2,228,035. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern.

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates these estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard NO. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2007, the Company has a net operating loss carryforward of $1,828,880 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $658,031. The increase in the valuation allowance for the year ended 12/31/07 was $385,471.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment, “which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123 (R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share Purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB 107, which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123 (R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosure required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, share-based compensation cost is measured on the date of grant at the shares fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Fiscal Year Ended December 31, 2007 Compared To Fiscal Year Ended December 31, 2006

Revenues. Sales revenues for the fiscal year ended December 31, 2007 were $17,638. The Company did not generate revenues for the fiscal year ended December 31, 2006. Our revenue for the year ended December 31, 2007 was generated primarily from the sales of curriculum and other educational materials which resulted in revenues of $16,138. The secondary revenue driver was advertising during that year which resulted in revenues of $1,400. During the fiscal year ended December 31, 2006 we did not generate any revenues. This was primarily due to the fact that we had only begun operations in that year and had not completed the development of our online sales website.

Gross Profit/Loss. For the fiscal year ended December 31, 2007, we experience a gross loss of $2,650 after continuous operation. Management believes this gross loss was due primarily to start-up costs related to the Company’s operations. Management believes that it will experience an increase in gross profits during fiscal year 2008 as it continues to establish a market for its products and services.

Marketing and Promotion Expenses. For the fiscal year ended December 31, 2007, the Company had incurred expenses of $98,288 related to marketing and promotions. Marketing and promotional expenses consist primarily of salaries, commissions, participation in our customers’ marketing efforts and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses. Our sales and marketing team is comprised of four professionals and is expected to grow in the future as we expand our sales and marketing activities nationally. We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including increases to salaries to personnel in our direct sales force, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will need to participate in additional marketing efforts.

General and Administrative Expenses. General and administrative expenses for the fiscal year ended December 31, 2007 were $214,162 compared to $34,227 for the fiscal year ended December 31, 2006. General and administrative expenses for fiscal years 2007 and 2006 consisted mainly of licenses and permits and rent associated with the operation of the Company’s corporate operations. Management believes these expenses will increase as business continues to grow and , as more personnel and larger facilities are required for the operation of the business.

Amortization expense for the continuing operation was $666 for the fiscal year ended December 31, 2007 as compared to $602 for the fiscal year ended December 31, 2006.

Cost of Revenues. Cost of revenues for the year ended December 31, 2007 increased to $20,288 as compared to $0 for the fiscal year ended December 31, 2006. This increase in cost of revenues is related to the commencement of the Company’s sales operations. The Company purchased certain educational materials and incurred shipping and handling fees related to the sale of its products.

Net Loss. Net loss from operations for the fiscal year ended December 31, 2007 was $1,289,067 as compared to $838,968 for the fiscal year ended December 31, 2006. The net loss for the fiscal year ended 2007 was mainly due to the cost of developing the Company’s online services. Management believes it can reduce these losses going forward as the Company begins to generate more revenue. The net losses for fiscal year 2006 were a result of development of the Company’s online technology services and salaries. As we continue to expand our subscriber base and our sales of products and services we will reduce these losses.

As of December 31, 2007, we had an accumulated deficit of $2,228,035

Liquidity and Capital Resources

As of December 31, 2007, total current assets were $14,952, which consisted of $1,526 of cash and $13,426 of prepaid expenses.

As of December 31, 2007, total current liabilities were $120,476, which consisted of $69,262 of accounts payable expenses, $21,214 of accrued payroll expenses, and loan payable obligations of $30,000.

One November 12, 2007, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Tailor-Made under which we may issue and sell our common stock to Tailor-Made for a total purchase price of $5,000,000 during the 24 month term of the Securities Purchase Agreement. Under the Securities Purchase Agreement Tailor-Made will pay us (a) 90% of, or a 10% discount to, the lowest daily volume weighed average price, or VWAP, of our common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to access the Securities Purchase Agreement. We will be entitled to commence drawing down on the Securities Purchase Agreement when the sale of common stock under the Securities Purchase Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained, and for a period of two years thereafter. The amount of each cash advance is subject to a minimum advance amount of $20,000 and a maximum advance amount of $200,000. There is no price below which the shares will not be sold as the common stock associated with the Agreement has a market-price dependent feature without any set price floor. Consequently, the lower our price, the greater the number of shares we will have to issue to Tailor-Made. To date, we have not drawn down on the Securities Purchase Agreement.

In addition, Tailor-Made received a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. We have also issued Tailor-Made $200,000 shares of our common stock in connection with the Securities Purchase Agreement.

We had negative net working capital of $105,524 as of December 31, 2007.

The Company had a net decrease in cash of $124,735 for the fiscal year ended December 31, 2007. Cash flows from financing activities represented the Company’s principal source of cash for the fiscal period ended December 31, 2007. Cash flows from financing activities during the fiscal period ended December 31, 2007 were $1,003,448 consisting of proceeds in the amount of $1,003,448 from the issuance of stock. During the fiscal year ended December 31, 2006, we received $658,299 from financing activities of which $60,000 was debt and $598,229 was from the issuance of common stock and options.

During the fiscal period ended December 31, 2007, we used cash of $1,128183 in operating activities as compared to the fiscal period ended December 31, 2006, where the we used cash of $524,444 in operating activities. The cash used in operating activities for the fiscal year ended December 31, 2007 was due to funding operations which included salaries, development and marketing and promotional activities. The cash used in operating activities for the fiscal year ended December 31, 2006 was primarily due to stock issued for services, which services consisted of development of the Company’s online presence.

The Company had no capital expenditures for the fiscal period ended December 31, 2007 as compared to $7,594 for the fiscal year ended December 31, 2006. Capital expenditures were incurred primarily for computers and software used for the Company’s operations.

We require additional capital to support strategic acquisitions and our current expansion plans. Should we be unable to access additional capital, this may require that we delay, curtail or scale back some or all of its expansion plans. Any additional financing may involve dilution to the Company’s then-existing shareholders.

Off-Balance Sheet Arrangements

None

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

MANAGEMENT

Executive Officers and Directors. As of April 4, 2008, the directors and executive officers of the Company were:

Name	Age	Principal Position	Appointment date
Thomas Morrow	45	Chairman, CEO	October 17, 2005
Jeffrey Lye	43	CFO	November 1, 2007
David Nicholson	47	Director	October 17, 2005
Kenneth Lydecker	58	Director	July 1, 2006
Christopher Davies	39	Director	January 1, 2007
James Treleaven	61	Director	January 1, 2007
Perry Marshall	38	Director	June 1, 2006

Thomas Morrow is the Chairman & CEO of Home School, a position he has held since its inception in October of 2005. Prior to that, he was the Managing Director of the North Chicago Commercial Complex, a proposed technology-focused real estate project in Lake County, Illinois. He holds a BA and an MBA from the University of Illinois, and is a Charter Financial Analyst and a Certified Managerial Accountant.

Jeffrey Lye is the CFO of Home School, a position he serves part-time and will undertake full-time with the completion of this offering. He is currently the Global Controller for Thomson SA’s satellite TV division, where he has been for more than 5 years. He holds a BA from Northern Illinois University and an MBA from the University of Illinois.

David Nicholson is a Director of Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from Uppsala College and is a Certified Life Underwriter.

Kenneth Lydecker is a Director of Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from DePaul University and is a Certified Life Underwriter.

Christopher Davies is a Director of Home School. He is currently in-house counsel to Office Depot, Inc. and has responsibility for Office Depot’s compliance with the securities rules and regulations of the U.S. Securities and Exchange Commission, the New York Stock Exchange and state regulatory authorities. He also serves as legal counsel for mergers and acquisitions in the U.S. and Canada. He received his undergraduate degree in English, from Southern Illinois University in 1994, and his JD degree in 1997 from the University of Notre Dame Law School.

James Treleaven is a Director of Home School and the Principal of Via Strategy Consulting. He is formerly the President of DeVry University and before that, he served as the CEO of Catalyst, a publicly-traded supply-chain software vendor. He holds a PhD in engineering from Case Western Reserve University.

Perry Marshall is a Director of Home School and the Principal of Perry Marshall Consulting, which is a consulting firm that he has operated for more than five years. He consults with companies of all sizes on online marketing, especially Google Adwords campaigning and the purchase of search engine traffic. He holds a BA from the University of Nebraska, Lincoln.

Family Relationships

None.

Involvement in Legal Proceedings

No bankruptcy petition has been filed by or against any business of which any of Home School’s directors or executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director or executive officer of Home School has been convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director or executive officer of Home School has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director or executive officer of Home School has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

Code of Ethics

We have adopted a Code of Ethical Conduct Policy (“Code of Ethics”) that applies to all employees, officers and directors, including the Chairman and Chief Executive Officer. The Code of Ethics is filed as Exhibit 14.1 to this S-1.

Audit Committee

The Board of Directors has a standing Audit Committee. The Audit Committee reviews with our independent public accountants the scope and timing of the accountants’ audit services and any other services they are asked to perform, the auditor’s report on our financial statements following completion of the audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee met four times during the fiscal year ended December 31, 2007.

Audit Committee Financial Expert

Our Board of Directors has determined it has at least one audit committee financial expert serving on its audit committee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The name of such financial expert is Mr. Kenneth Lydecker and he is an independent director.

Director Compensation

Directors are paid $12,000 on an annual basis for services as members of our Board of Directors and any committee thereof. Our Chairman is paid $18,000 on an annual basis for the same scope of services.

Executive Compensation

The following table sets forth the aggregate cash compensation paid to us by (i) our Chief Executive Officer and (ii) our most highly compensated officers:

SUMMARY COMPENSATION TABLE

					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other	Restricted Stock Awards	Securities Underlying Options/ SAR	LTIP Payouts	All other compensation
Thomas Morrow CEO	2007	$70,000	—	$91,000	—	75,000	—	—
	2006	$35,000	—	$42,000	—	—	—	—
	2005	$0	—	—	—	—	—	—

Employment Agreements

None.

SECURITY OWNERSHIP

The following table sets forth, as of April 4, 2008, certain information regarding the beneficial ownership of common stock held by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding common Stock, (ii) each director and executive officer of the company, and (iii) all directors and executive officers as a group:

Title of class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Common stock	Thomas Morrow (CEO & Chairman)	182,569,320	51.83%
Common stock	David Nicholson (Director)	64,497,960	18.30%
Common stock	Kenneth Lydecker (Director)	21,387,960	6.07%
Common stock	Christopher Davies (Director)	6,897,960	1.96%
Common stock	Perry Marshall (Director)	8,537,940	2.42%
Common stock	James Treleaven (Director)	437,940	0.12%
All executive officers and Directors as a group (6 Persons)		284,329,080	80.70%

(1)	Unless otherwise noted, each security holder’s address is c/o Home School, Inc., 2700 South River Road, Suite 106, Des Plaines, Illinois 60018
(2)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of April 4, 2008 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(3)	This table is based on 281,532,600 shares of our common stock outstanding as of April 4, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

FINANCIAL STATEMENTS OF HOME SCHOOL, INC.

(A DEVELOPMENT STAGE COMPANY)

PAGE	37	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	38	BALANCE SHEETS AS OF DECEMBER 31, 2007 AND 2006

PAGE	39	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006, AND THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO DECEMBER 31, 2007

PAGE	40	STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIENCY) EQUITY FOR THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO DECEMBER 31, 2007

PAGE	41	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006, AND THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO DECEMBER 31, 2007

PAGES	42 –51	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Home School, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Home School, Inc. (a development stage company) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2007 and 2006, and for the period from October 17, 2005 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Home School, Inc. (a development stage company) as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period from October 17, 2005 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,652,627 from inception and has an accumulated deficit during the development stage of $2,228,035. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 6. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida

April 3, 2008

Home School, Inc.

(A Development Stage Company)

Balance Sheets

ASSETS

	12/31/2007	12/31/2006
Current Assets
Cash	$1,526	$126,261
Prepaid Expenses	13,426	4,135

Total Current Assets	14,952	130,396

Property and Equipment, net	6,326	6,992

Other Assets
Deposits	2,780	2,780

Total Assets	$24,058	$140,168

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable	$69,262	$10,000
Accrued payroll	21,214	65,459
Loans payable—related party	30,000	60,000

Total Current Liabilities	120,476	135,459

Total Liabilities	120,476	135,459

Commitments and Contingencies	—	—

Stockholders’ Equity (Deficiency)
Common stock, $0.001 par value; 500,000,000 shares authorized, 276,707,880 and 226,270,260 outstanding, respectively	276,708	226,270
Additional Paid In Capital	1,854,909	717,407
Accumulated deficit	(2,228,035)	(938,968)

Total Stockholders’ Equity (Deficiency)	(96,418)	4,709

Total Liabilities and Stockholders’ Equity (Deficiency)	$24,058	$140,168

See accompanying note to consolidated financial statements.

Home School, Inc.

(A Development Stage Company)

Statements of Operations

			For the period from
	For the Year Ended December 31		October 17, 2005 (Inception)
	2007	2006	to December 31, 2007
Revenue	$17,638	$—	$17,638
Cost of Revenue	(20,288)	—	(20,288)

Gross Loss	(2,650)	—	(2,650)

Operating Expenses
Professional fees	152,049	243,500	495,549
Development Expense	421,895	156,911	578,806
Payroll Expense	498,311	404,330	902,641
General and administrative	214,162	34,227	248,389

Total Operating Expenses	1,286,417	838,968	2,225,385

Loss Before Provision For Income Taxes	(1,289,067)	(838,968)	(2,228,035)
Provision for Income Taxes		—	—

Net Loss	$(1,289,067)	$(838,968)	$(2,228,035)

Net Loss Per Share —Basic and Diluted	(0.0052)	(0.0041)

Weighted average number of shares outstanding during the period—Basic and Diluted	245,827,080	202,744,620

See accompanying note to consolidated financial statements.

Home School, Inc.

(A Development Stage Company)

Statement of Changes in Stockholders’ Equity (Deficiency)

For the period from October 17, 2005 (inception) to December 31, 2007

	Common stock
	$0.001 Par Value		Additional		Total
			paid-in	Accumulated	Stockholder’s
	Shares	Amount	capital	Deficit	Equity (Deficiency)
Shares issued to founders	180,000,000	$180,000	$(80,000)	$—	100,000
Net Loss				(100,000)	(100,000)

Balance, December 31, 2005	180,000,000	180,000	(80,000)	(100,000)	—
Shares issued for cash ($0.011 per share)	18,000,000	18,000	182,000	—	200,000
Shares issued for cash ($0.023 per share)	1,280,160	1,280	28,722		30,002
Shares issued for cash ($0.025 per share)	5,765,940	5,766	138,331	—	144,097
Shares issued for cash ($0.022 per share)	2,070,000	2,070	43,930		46,000
Shares issued for board compensation ($0.0175 per share)	514,980	515	8,485		9,000
Shares issued for board compensation ($0.0245 per share)	489,960	490	11,510		12,000
Shares issued for board compensation ($0.027 per share)	334,980	335	8,665		9,000
Shares issued for board compensation ($0.0175 per share)	772,380	772	12,728		13,500
Shares issued for employee cash sales ($0.025 per share)	481,860	482	12,396		12,878
Shares issued for services ($0.025 per share)	360,000	360	8,640		9,000
Shares issued for services ($0.011 per share)	16,200,000	16,200	163,800	—	180,000
Value received for options granted			178,200		178,200
Net loss, December 31, 2006	—	—	—	(838,968)	(838,968)

Balance, for the year ended December 31, 2006	226,270,260	226,270	717,407	(938,968)	4,709
Shares issued for cash ($0.025/share)	360,000	360	8,640	—	9,000
Shares issued for cash ($0.028/share)	11,052,000	11,052	295,948	—	307,000
Shares issued for cash ($0.033/share)	6,924,060	6,924	223,876	—	230,800
Shares issued for cash ($0.011/share)	8,100,000	8,100	81,900	—	90,000
Shares issued for board compensation ($0.032per share)	2,457,000	2,457	75,543	—	78,000
Shares issued for employee cash sales ($0.025 per share)	616,500	617	14,797	—	15,413
Shares issued for employee cash sales ($0.028 per share)	46,440	46	1,244	—	1,290
Shares issued for services ($0.011 per share)	4,422,420	4,422	44,827	—	49,249
Shares issued for services ($0.033 per share)	259,200	259	8,381	—	8,640
Shares issued for debt ($0.033 per share)	16,200,000	16,200	163,800	—	180,000
In-kind contribution of interest	—	—	1,900	—	1,900
Value received for options granted			216,648	—	216,648
Net Loss, December 31, 2007	—	—	—	(1,289,067)	(1,289,067)

Balance, for the year ended December 31, 2007	276,707,880	$276,708	$1,854,909	$(2,228,035)	$(96,418)

See accompanying note to consolidated financial statements.

Home School, Inc.

(A Development Stage Company)

Statements of Cash Flows

	For the year ended December 31,		October 17, 2005 (Inception) to December 31, 2007
	2007	2006
Cash Flows From Operating Activities:
Net Loss	$(1,289,067)	$(838,968)	$(2,228,035)
Adjustments to reconcile net loss to net cash used in operations
Depreciation/Amortization	666	602	1,268
In-kind contribution of interest	1,900		1,900
Shares issued for services	57,778	189,000	346,778
Shares issued to employees	16,814	12,878	29,692
Shares issued for board comp	78,000	43,500	121,500
(Increase) Decrease in:			—
Prepaid Expense	(9,291)	(4,135)	(13,426)
Deposits	—	(2,780)	(2,780)
Increase (Decrease) in:			—
Accounts payable	59,262	10,000	69,262
Accrued expenses	(44,245)	65,459	21,214

Net Cash Used In Operating Activities	(1,128,183)	(524,444)	(1,652,627)

Cash Flows From Investing Activities:
Purchase of Fixed Assets	—	(7,594)	(7,594)

Net Cash Used In Investing Activities	—	(7,594)	(7,594)

Cash Flows From Financing Activities:
Proceeds from issuance of shares	636,800	420,099	1,056,899
Proceeds from stock option grants	216,648	178,200	394,848
Proceeds from related party loan	150,000	60,000	210,000
Repayment of related party loan	(180,000)		(180,000)
Shares issued as loan repayment	180,000		180,000

Net Cash Provided By Financing Activities	1,003,448	658,299	1,661,747

Net Increase in Cash	(124,735)	126,261	1,526
Cash at Beginning of Period	126,261	—	—

Cash at End of Period	$1,526	$126,261	$1,526

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—

Cash paid for taxes	$—	$—	$—

See accompanying note to consolidated financial statements.

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Home School, Inc. (a development stage company) (“the Company”) was incorporated in the State of Delaware on October 17, 2005 and has elected a fiscal year end of December.

The Company is engaged in e-commerce and online K-12 instruction for home educating families world-wide.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

(D) Inventories

The Company owns no inventories.

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of December 31, 2007 and 2006, there were 23,021,100 and 14,220,000 common shares issuable upon the exercise of stock options. These shares were not included in the computation of loss per share for December 31, 2007 and 2006, respectively because their inclusion is anti-dilutive.

(F) Revenue

The Company recognizes revenue from the sale of products at the time products are shipped and collection is reasonably assured.

(G) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(H) Concentration of credit risk

The Company at times has cash in banks in excess of FDIC insurance limits. At December 31, 2007 and 2006, respectively, the Company had approximately $0 and $26,454 in cash balances at financial institutions which were in excess of the FDIC insured limits.

(I) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard NO. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2007, the Company had a net operating loss carryforward of $1,828,880 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $658,031. The increase in the valuation allowance for the year ended December 31, 2007 was $385,471.

(J) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a seven year life for furniture and fixtures and five year life for computer and office equipment.

(K) Research and Development

The Company has adopted the provisions of Emerging Issues Task Force 00-2, “Accounting for Web Site Development Costs.” Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years. Expenses subsequent to the launch have been expensed as research and development expenses.

(L) Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment, “which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123 (R), the companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share Purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or SAB 107 “SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123( R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123 ( R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosure required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

(M) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 2	PROPERTY AND EQUIPMENT

At December 31, 2007 and 2006 property and equipment is as follows:

	2007	2006
Computer and Office Equipment	$3,212	$3,212
Furniture and Fixtures	4,382	4,382

Less accumulated depreciation and amortization	(1,268)	(602)

	$6,326	$6,992

Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was $666 and $602, respectively.

NOTE 3	STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During 2007, the Company issued 360,000 shares of common stock for cash of $9,000 ($0.025 per share)

During 2007, the Company issued 11,052,000 shares of common stock for cash of $307,000 ($0.027 per share)

During 2007, the Company issued 6,924,060 shares of common stock for cash of $230,800 ($0.033 per share)

During 2007, the Company issued 8,100,000 shares of commons stock for cash of $90,000 ($0.011 per share)

During 2006, the Company issued 18,000,000 shares of common stock for cash of $200,000 ($0.011 per share)

During 2006, the Company issued 1,280,160 shares of common stock for cash of $30,002 ($0.023 per share)

During 2006, the Company issued 5,765,940 shares of common stock for cash of $144,097 ($0.025 per share)

During 2006, the Company issued 2,070,000 shares of common stock for cash of $46,000 ($0.022 per share)

(B) Stock Issued for Services

During 2007, the Company issued 4,422,420 shares of common stock for services with a fair market value of $49,249 ($0.011 per share)

During 2007, the Company issued 259,200 shares of common stock for services with a fair market value of $8,640 ($0.033 per share)

During 2007, the Company issued 2,457,000 shares of common stock for board compensation with a fair market value of $78,000 ($0.032 per share)

During 2007, the Company issued 616,500 shares of common stock for employee cash sales with a fair market value of $15,413 ($0.025 per share)

During 2007, the Company issued 46,440 shares of common stock for employee cash sales with a fair market value of $1,290 ($0.028 per share)

During 2006, the Company issued 360,000 shares of common stock for services with a fair market value of $9,000 ($0.025 per share)

During 2006, the Company issued 16,200,000 shares of common stock for services with a fair market value of $180,000 ($0.011 per share)

During 2006, the Company issued 514,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.0175 per share)

During 2006, the Company issued 489,960 shares of common stock for board compensation with a fair market value of $12,000 ($0.0245 per share)

During 2006, the Company issued 334,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.027 per share)

During 2006, the Company issued 772,380 shares of common stock for board compensation with a fair market value of $13,500 ($0.0175 per share)

During 2006, the Company issued 481,860 shares of common stock for employee cash sales with a fair market value of $12,878 ($0.025 per share)

During 2005, the Company issued 180,000,000 shares of common stock for incorporation expenses with a fair market value of $100,000 ($0.0006 per share).

(C) Stock Options Issued for Debt

During 2007, the Company issued 16,200,000 shares of common stock in consideration for payment of a related party loan of $180,000 ($0.011 per share). See Note 4

(D) Stock Options Issued for Services

The Company has issued options of the Company having a variety of exercise prices equal to the share price at the time of issuance. The options vest immediately and the Company recorded compensation expense at December 31, 2007 and 2006 of $216,648 and $178,200, respectively, with an offsetting credit to additional paid-in capital. The Company has valued these options at their fair value using the Black-Sholes option pricing method. The assumptions used were as follows:

Expected life	1 year
Expected volatility	100%
Risk free interest rate	4.5%
Expected dividends	0%

The following tables summarize all stock option grants to employees and consultants as of December 31, 2007 and December 31, 2006, and the related changes during these periods are presented below.

	Number of Options	Weighted Average Exercise Price
Stock Options

Balance at December 31, 2005	—	$—
Granted	14,220,000	$0.017
Exercised	—	$—
Forfeited	—	$—

Balance at December 31, 2006	14,220,000	$0.017
Granted	16,901,100	0.032
Exercised	8,100,000	0.011
Forfeited	—	—

Balance at December 31, 2007	23,021,100	0.023

Options exercisable at December 31, 2007	23,021,100	$0.023

Weighted average fair value of options granted during 2007		$0.032

Of the total options granted, all 23,021,100 are fully vested, exercisable and non-forfeitable.

The following table summarizes information about stock options for the Company at December 31, 2007 and 2006:

2007 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2007	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2007	Weighted Average Exercise Price
$ 0.01 – 0.03	14,220,000	1.0	$0.017	14,220,000	$0.017
$ 0.01 – 0.03	8,801,100	1.0	$0.032	8,801,100	$0.032

2006 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price
$ 0.01 – 0.03	14,220,000	1.0	$0.017	14,220,000	$0.017

(E) Stock Split

During 2006, the Company’s stockholders approved a forward stock split of ten thousand for one, in which each stockholder of record received ten thousand common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock split.

On April 4, 2008, the Company’s stockholder’s approved a forward stock split of 180 for one, in which each stockholder of record received 180 common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock split (see note 7).

(F) Securities Purchase Agreement

On November 12, 2007, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Tailor-Made under which we may issue and sell our common stock to Tailor-Made for a total purchase price of $5,000,000 during the 24 month term of the Securities Purchase Agreement. Under the Securities Purchase Agreement Tailor-Made will pay us (a) 90% of, or a 10% discount to, the lowest daily volume weighed average price, or VWAP, of our common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to access the Securities Purchase Agreement. We will be entitled to commence drawing down on the Securities Purchase Agreement when the sale of common stock under the Securities Purchase Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained, and for a period of two years thereafter. The amount of each cash advance is subject to a minimum advance amount of $20,000 and a maximum advance amount of $200,000. There is no price below which the shares will not be sold as the common stock associated with the Agreement has a market-price dependent feature without any set price floor. Consequently, the lower our price, the greater the number of shares we will have to issue to Tailor-Made. To date, we have not drawn down on the Securities Purchase Agreement.

In addition, Tailor-Made will receive a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. We will also issue Tailor-Made $200,000 worth of our common stock in connection with the Securities Purchase Agreement.

NOTE 4	LOANS PAYABLE—STOCKHOLDER

During 2007, stockholders loaned $150,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. This was converted to stock during 2007. (Note 3D)

During 2006, the Company’s principal stockholder loaned $60,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. $30,000 was converted to stock during 2007 (Note 5 and 3D)

NOTE 5	RELATED PARTY TRANSACTIONS

During 2006, the Company’s principal stockholder loaned $60,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. $30,000 was converted to stock during 2007 (Note 4 and 3D)

NOTE 6	GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,652,627 from inception and has an accumulated deficit during the development stage of $2,228,035. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern.

NOTE 7	SUBSEQUENT EVENTS

On January 10, 2008, a shareholder loaned the Company $300,000. This loan bears interest at 3%, is unsecured and is due on July 10, 2008. The principal of this loan is convertible to equity at a price of $0.03 per share at the lender’s discretion.

During January and February, 2008, 47,774,880 stock options were issued at a strike price of $0.033 for services with a fair value of $636,999.

On January 31, 2008, 194,400 shares of common stock were issued for Board Services ($0.033 per share).

On January 31, 2008, 180,000 shares of common stock were issued for consulting ($0.033 per share).

On January 31, 2008, the Company purchased substantially all the assets of Homeschoolreviews.com for $120,000 in cash to be paid in $40,000 increments no later than December 31, 2008. To date, two payments totaling $80,000 have been made.

On February 8, 2008, the Company signed a Distribution and Development agreement to sell materials and to develop Enhanced Instructional Guides for the 2009 school year.

On February 14, 2008, 750,060 shares of common stock were issued for cash of $25,000 (0.033 per share).

On February 20, 2008, 129,600 shares of common stock were issued for cash of $4,320 ($0.033 per share).

On February 27, 2008, 300,060 shares of common stock were issued for cash of $10,000 ($0.033 per share).

On February 29, 2008, 195,300 shares of common stock were issued for Board Services ($0.033 per share).

On February 29, 2008, 180,000 shares of common stock were issued for consulting ($0.033 per share).

On March 5, 2008, 2,700,000 shares of common stock were issued for cash of $90,000 ($0.033 per share)

On March 14, 2008, the par value of common stock was changed to $0.001 and the authorized number of common shares was changed to 500,000,000.

On March 31, 2008, 195,300 shares of common stock were issued for Board Services ($0.033 per share).

On April 4, 2008 the price per share was raised from $6 to $9 and the shares were split 180 times as retroactively reflected in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.	Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$235.80
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$12,000
Printing	—
Miscellaneous Expenses	—

Total	$47,235.80

Item 2.	Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 3.	Recent Sales of Unregistered Securities

During the past three years the Company has had the following unregistered sales of its securities:

2008

On January 31, 2008, 194,400 shares of common stock were issued for Board Services ($0.033 per share).

On January 31, 2008, 180,000 shares of common stock were issued for consulting ($0.033 per share).

On February 14, 2008, 750,060 shares of common stock were issued for cash of $25,000 (0.033 per share).

On February 20, 2008, 129,600 shares of common stock were issued for cash of $4,320 ($0.033 per share).

On February 27, 2008, 300,060 shares of common stock were issued for cash of $10,000 ($0.033 per share).

On February 29, 2008, 195,300 shares of common stock were issued for Board Services ($0.033 per share).

On February 29, 2008, 180,000 shares of common stock were issued for consulting ($0.033 per share).

On March 5, 2008, 2,700,000 shares of common stock were issued for cash of $90,000 ($0.033 per share)

On March 31, 2008, 195,300 shares of common stock were issued for Board Services ($0.033 per share).

2007

During 2007, the Company issued 360,000 shares of common stock for cash of $9,000 ($0.025 per share)

During 2007, the Company issued 11,052,000 shares of common stock for cash of $307,000 ($0.027 per share)

During 2007, the Company issued 6,924,060 shares of common stock for cash of $230,800 ($0.033 per share)

During 2007, the Company issued 8,100,000 shares of commons stock for cash of $90,000 ($0.011 per share)

During 2007, the Company issued 4,422,420 shares of common stock for services with a fair market value of $49,249 ($0.011 per share)

During 2007, the Company issued 259,200 shares of common stock for services with a fair market value of $8,640 ($0.033 per share)

During 2007, the Company issued 2,457,000 shares of common stock for board compensation with a fair market value of $78,000 ($0.032 per share)

During 2007, the Company issued 616,500 shares of common stock for employee cash sales with a fair market value of $15,413 ($0.025 per share)

During 2007, the Company issued 46,440 shares of common stock for employee cash sales with a fair market value of $1,290 ($0.028 per share)

2006

During 2006, the Company issued 18,000,000 shares of common stock for cash of $200,000 ($0.011 per share)

During 2006, the Company issued 1,280,160 shares of common stock for cash of $30,002 ($0.023 per share)

During 2006, the Company issued 5,765,940 shares of common stock for cash of $144,097 ($0.025 per share)

During 2006, the Company issued 2,070,000 shares of common stock for cash of $46,000 ($0.022 per share)

During 2006, the Company issued 360,000 shares of common stock for services with a fair market value of $9,000 ($0.025 per share)

During 2006, the Company issued 16,200,000 shares of common stock for services with a fair market value of $180,000 ($.0.011 per share)

During 2006, the Company issued 514,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.0175 per share)

During 2006, the Company issued 489,960 shares of common stock for board compensation with a fair market value of $12,000 ($0.0245 per share)

During 2006, the Company issued 334,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.027 per share)

During 2006, the Company issued 772,380 shares of common stock for board compensation with a fair market value of $13,500 ($0.0175 per share)

During 2006, the Company issued 481,860 shares of common stock for employee cash sales with a fair market value of $12,878 ($0.025 per share)

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Home School so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Home School securities.

Item 4.	Exhibits

Exhibit Number	Description of Exhibit

Exhibit No.	Description
3.1	Articles of Incorporation

3.2	Bylaws

5.1	Opinion of the Company’s legal counsel, McDonald Hopkins, LLC

10.1	Securities Purchase Agreement by and between the company and the Tailor-Made dated November 12, 2007

10.2	Registration Rights Agreement by and between the company and the Tailor-Made dated November 12, 2007

10.3	Warrant issued to Tailor-Made November 12, 2007

14.1	Code of Ethics

23.1	CONSENT of the Company’s Auditors, Webb & Company

23.2	CONSENT OF MCDONALD HOPKINS, LLC (FILED AS PART OF EXHIBIT 5)

24.1	Powers of Attorney (included on the signature page).

Item 5.	Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines in the State of Illinois on the 7th day of April 2008.

Home School, Inc.

By:	/s/ Thomas Morrow
Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Thomas Morrow as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ David Nicholson	Director	April 7, 2008

/s/ Kenneth Lydecker	Director	April 7, 2008

/s/ Christopher Davies	Director	April 7, 2008

/s/ James Treleaven	Director	April 7, 2008

/s/ Perry Marshall	Director	April 7, 2008